EXHIBIT 99.1

OHA Investment Corporation Reports Second Quarter 2015 Results

NEW YORK, Aug. 5, 2015 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the "Company") today announced its financial results for the second quarter of 2015, which included net investment income of $2.5 million, or $0.12 per share. Management will discuss the quarterly results summarized below on a conference call on Thursday, August 6, 2015, at 11:00 a.m. Eastern time.

Highlights for the quarter ended June 30, 2015:

Total investment income: $5.9 million, or $0.29 per share
Net investment income: $2.5 million, or $0.12 per share
Net asset value: $144.9 million, or $7.16 per share
New portfolio investments during the quarter: $19.0 million
Fair value of portfolio investments at June 30, 2015: $198.0 million

Portfolio Activity

The fair value of our investment portfolio was $198.0 million at June 30, 2015, increasing 12% compared to December 31, 2014. During the second quarter of 2015, the Company made $19.0 million of new investments, all outside the energy industry, and had realizations totaling $11.8 million. The concentration of our investment portfolio in the energy sector decreased to 52% at June 30, 2015, compared to 64% at December 31, 2014 and 74% at September 30, 2014. The current weighted average yield of our portfolio based on the cost and fair value of our investments was 9.4% and 10.9%, respectively, as of June 30, 2015.

Our new investments in the second quarter included a $10.0 million participation in a second lien term loan to Royal Holdings, a leading manufacturer of high-value specialty adhesives and sealants, a $5.0 million addition to our first quarter investment in a second lien term loan to an affiliate of Hanson Building Products, and a $4.0 million participation in a second lien term loan to WASH Multifamily, a major provider of outsourced laundry equipment services for multifamily housing properties located in the United States and Canada.

Realizations during the quarter totaled $11.8 million and consisted of the full repayment of our Citadel Plastics Holdings second lien term loan in the amount of $10.0 million, repayment of $1.1 million on our Spirit investments, and scheduled amortization on existing investments.

Operating Results

Investment income totaled $5.9 million for the second quarter of 2015, increasing 7% compared to $5.5 million in the corresponding quarter of 2014. The increase in investment income during the second quarter of 2015 was primarily a result of an increase in the size of our investment portfolio due to new investments in excess of realizations and a $0.2 million prepayment premium earned from the repayment of the Citadel loan, partially offset by a lower weighted average yield on portfolio investments. The current weighted average yield on portfolio investments, on a cost basis, decreased to 9.4% at June 30, 2015 from 10.6% at June 30, 2014. Our average portfolio balance, on a cost basis, increased to $224.8 million during the second quarter of 2015 from $193.5 million during the second quarter of 2014, primarily as a result of volume of new investments exceeding the volume of realizations in 2015.

Operating expenses for the second quarter of 2015 were $3.4 million, a decrease of $0.6 million, or 16%, compared to operating expenses for the second quarter of 2014. The decrease was attributable to a number of factors. Other general and administrative expenses were $0.6 million, or 41%, lower in the second quarter of 2015, primarily as the result of costs incurred in connection with our shelf registration statement that expired in the second quarter of 2014. Management and incentive fees were $0.5 million, or 35%, lower in the second quarter of 2015, reflecting the lower fee structure of our investment advisory agreement with Oak Hill Advisors, L.P., as compared to the fee structure from our previous investment advisor. Expenses in the second quarter of 2014 also included $0.2 million of costs related to our strategic alternatives review process that did not recur in 2015. The decrease in expenses were partially offset by $0.3 million in higher borrowing costs and $0.3 million in higher professional fees incurred during the second quarter of 2015.

The resulting net investment income was $2.5 million, or $0.12 per share, for the second quarter of 2015, compared to $1.5 million of net investment income, or $0.07 per share, for the second quarter of 2014.

We recorded net realized and unrealized losses on investments totaling $3.0 million, or $0.14 per share, during the second quarter of 2015, compared to $1.5 million, or $0.07 per share, during the second quarter of 2014. Losses recorded in the second quarter of 2015 totaled $5.5 million. Major components of the losses were reductions in the fair value of our investments in the limited-term overriding royalty interest in certain oil and gas properties operated by Bennu Oil and Gas (formerly operated by ATP Oil & Gas Corporation), the Shoreline Energy second lien term loan and the Contour Highwall Holdings senior secured term loan, as partially offset by a $2.0 million recovery in fair value of the Talos Production senior unsecured notes.

Overall, we experienced a net decrease in net assets resulting from operations of $0.5 million, or $0.02 per share, for the second quarter of 2015, which was offset by $0.03 per share benefit from share repurchases. As a result, and after declaring a quarterly dividend during the period of $0.12 per share, our net asset value decreased 1.5%, from $7.27 per share as of March 31, 2015 to $7.16 per share as of June 30, 2015.

Stock Repurchase Plan

In March 2015, our Board of Directors authorized the Company to repurchase up to $2.4 million of the Company's common stock. For the three months ended June 30, 2015, we repurchased 297,333 shares of our common stock in the open market at an average price of $5.47 per share, totaling $1.6 million. For the six months ended June 30, 2015, we repurchased 369,816 shares of our common stock in the open market at an average price of $5.41 per share, totaling $2.0 million, a 28% discount to net asset value at December 31, 2014.

Repurchases initiated after March 31, 2015 were made pursuant to a plan executed in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

Webcast / Conference Call at 11:00 a.m. Eastern Time on August 6, 2015

We invite all interested persons to participate in our conference call on Thursday, August 6, 2015 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company's website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Investments in portfolio securities at fair value
Control investments (cost: $28,608 and $28,661, respectively)	$ 3,000	$ 6,275
Affiliate investments (cost: $18,249 and $17,986, respectively)	18,780	17,430
Non-affiliate investments (cost: $182,043 and $153,100, respectively)	176,266	152,458
Total portfolio investments (cost: $228,900 and $199,747, respectively)	198,046	176,163
Investments in U.S. Treasury Bills at fair value (cost: $30,600 and $30,600, respectively)	30,600	30,600
Total investments	228,646	206,763
Cash and cash equivalents	19,598	31,455
Accounts receivable and other current assets	666	316
Interest receivable	2,097	2,090
Deferred loan costs and other prepaid assets	987	1,551
Total current assets	23,348	35,412
Total assets	$ 251,994	$ 242,175

Liabilities
Current liabilities
Accounts payable and accrued expenses	$ 1,760	$ 1,908
Management and incentive fees payable	854	695
Distributions payable	2,430	3,299
Income taxes payable	51	109
Short-term debt	102,000	30,000
Total current liabilities	107,095	36,011
Long-term debt	—	52,000
Total liabilities	107,095	88,011
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,246,606 and 20,616,422 shares issued and outstanding, respectively	20	21
Paid-in capital in excess of par	242,473	244,473
Undistributed net investment loss	(4,793)	(4,565)
Undistributed net realized capital loss	(65,066)	(65,298)
Net unrealized depreciation on investments	(27,735)	(20,467)
Total net assets	144,899	154,164
Total liabilities and net assets	$ 251,994	$ 242,175
Net asset value per share	$ 7.16	$ 7.48

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the three months ended June 30,
	2015	2014
Investment income:
Interest income:
Interest income	4,705	4,425
Dividend income	999	999
Royalty income, net of amortization	6	50
Other income	204	39
Total investment income	5,914	5,513
Operating expenses:
Interest expense and bank fees	894	551
Management and incentive fees	854	1,306
Costs related to strategic alternatives review	—	207
Professional fees	776	489
Other general and administrative expenses	862	1,468
Total operating expenses	3,386	4,021
Income tax provision, net	30	20
Net investment income	2,498	1,472

Net realized capital gain on investments	253	534
Net unrealized depreciation on investments	(3,235)	(2,038)

Net decrease in net assets resulting from operations	$ (484)	$ (32)

Net decrease in net assets resulting from operations per common share	$ (0.02)	$ —

Distributions declared per common share	$ —	$ —
Weighted average shares outstanding - basic and diluted	20,332	20,499

Per Share Data (1)

Net asset value, beginning of period	$ 7.27	$ 8.73

Net investment income	0.12	0.07
Net realized and unrealized loss on investments	(0.14)	(0.07)
Net decrease in net assets resulting from operations	(0.02)	—
Distributions to common stockholders
Distributions from net investment income	(0.12)	(0.16)
Net decrease in net assets from distributions	(0.12)	(0.16)
Effect of shares repurchased, gross	0.03	—

Net asset value, end of period	$ 7.16	$ 8.57

(1) Per share data is based on weighted average number of common shares outstanding for the period.

About OHA Investment Corporation

OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in private lending, having invested approximately $3 billion in nearly 100 direct lending investments over the past 12 years.

OHAI was formerly known as NGP Capital Resources Company prior to Oak Hill Advisors assuming the external manager role for the Company on September 30, 2014. OHAI has elected to be regulated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACT: Robert W. Long - President and Chief Executive Officer
         Cory E. Gilbert - Chief Financial Officer and Treasurer
         OHAICInvestorRelations@oakhilladvisors.com

         For media inquiries, contact Kekst and Company, (212) 521-4800
         Jeremy Fielding - Jeremy-Fielding@kekst.com
         James David - James-David@kekst.com